Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-206813 and 333-223884 and 333-237490) and Registration Statements Form S-3 (Nos. 333-213866 and 333-228991 and 333-223195 and 333-223563 and 333-233526 and 333-236198) of our report dated August 14, 2020, with respect to the consolidated financial statements of CytoDyn Inc., included in this Annual Report on Form 10-K for the year ended May 31, 2020. Our report on the consolidated financial statements contains an explanatory paragraph regarding CytoDyn Inc.’s ability to continue as a going concern.

/s/ Warren Averett, LLC

Birmingham, Alabama
August 14, 2020